FOURTH AMENDED AND RESTATED

ADVISORY AGREEMENT

This FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT is entered into as of May 1st, 2012, by and among Steben & Company, Inc., a Maryland corporation (“SCI” or the "General Partner”), the Seneca Global Fund, L.P. (formerly known as the Aspect Global Diversified Fund LP), a Delaware limited partnership ( the "Fund"), and Aspect Capital Ltd., a limited liability company incorporated under the laws of England and Wales (the “Advisor”), whose main business address is Nations House, 103 Wigmore Street, London W1U 1QS, England.

RECITAL

WHEREAS, interests in the Fund are offered pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) (SEC File No. 333-175052), under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated by the SEC thereunder (the “SEC Regulations”); and

WHEREAS, the General Partner is registered as a commodity pool operator with the U.S. Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”), as well as being an investment adviser registered with the SEC and a broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Advisor is a registered commodity trading advisor with the CFTC and a member of the NFA; and

WHEREAS, the Fund, the General Partner and the Advisor entered into an Advisory Agreement as of March 31, 2008 (the “Initial Advisory Agreement”), which Initial Advisory Agreement was thereafter amended and restated as of May 23, 2008, August 11, 2008 and March 31, 2011 (the "Third Amended Advisory Agreement"); and

WHEREAS, the Fund wishes to continue to retain the Advisor to manage a commodity trading account of the Fund (the “Account”); and

WHEREAS, the Fund, the General Partner and the Advisor wish to amend and restate the Third Amended Advisory Agreement in its entirety and enter into this fourth amended and restated advisory agreement (the “Fourth Amended Advisory Agreement” or the “Agreement”), to be effective as of May 1, 2012.

NOW THEREFORE, the parties agree as follows:

1. Advisor's Duties

(a) The Fund hereby appoints the Advisor as its true and lawful agent and invests it with full power and authority to trade "commodities” and engage in “commodities transactions” (as both terms are defined in Section 1(h) below), for the Account in accordance with the Aspect Diversified Program (the "Program"), pursuant to the terms and conditions of this Agreement. However, nothing in this Agreement or in the Advisor's activities for the Fund shall cause the Advisor to be a partner of, joint venturer with or have a similar relationship to the General Partner or any other trader for the Fund.

(b) The Advisor will use all reasonable efforts to generate profits for the Account, but makes no assurance that the Account will be profitable or not incur losses.

(c) In managing the Account pursuant to this Agreement and all other similar accounts which the Advisor manages from time to time, the Advisor will manage the Account and all such other similar accounts in a good faith effort to achieve an equitable treatment of all accounts under management over time, taking into account the different investment mandates and investment strategies applicable to such accounts, current positions of an account, the relative capitalization and cash availability of an account, leverage ratios and other relevant considerations.

(d) If position limits restrict the number of positions the Advisor may establish for the Account, it shall use its reasonable efforts to allocate transaction orders equitably between the Account and the other accounts it manages. In any event, the Advisor shall at all times use its reasonable endeavors to implement a fair and consistent allocation policy which aims to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the various accounts managed by the Advisor.

(e) The Advisor may combine orders for the Fund with the Advisor’s own orders or orders of any Associate of the Advisor (as defined in the FSA Rules, further details of which are provided below), or of some other person connected with the Advisor, or with the orders of any other client of the Advisor. However, the Advisor will only combine orders where the Advisor reasonably considers that it is unlikely that the aggregation of orders will work overall to the Account’s and the Fund’s disadvantage. Such combination of orders may, on some occasions, produce a more favorable price and, on others, a less favorable price than that which the Account would have obtained had the Account’s order been executed separately.

(f) The Advisor shall give up trades for the Account to Newedge USA LLC or JP.Morgan or such futures commission merchants or currency forward counterparties as is mutually agreed upon by the Advisor and the General Partner (each an “FCM”). The Advisor may select its own executing and/or floor brokers for execution of trades and give-up to the FCM. The Advisor is not responsible for the brokerage commission rates charged to the Fund. All purchases and sales of commodities for the Account shall be for the Account and at the risk of the Account. All commissions and expenses arising from the trading of, or other transactions in the course of the administration of the Account, shall be charged to the Fund. The Advisor is not responsible for the actions of the FCMs, executing and/or floor brokers. The General Partner and the Fund hereby appoint the Advisor to negotiate and execute “give-up” agreements for the Account on behalf of the Fund.

(g) The Advisor shall promptly advise the General Partner of any occurrence that renders the Disclosure Document (as defined below) materially inaccurate or materially incomplete, whether as of the date of the Disclosure Document or a later date. The General Partner and the Fund hereby represent and warrant to the Advisor that they have read and understood the Advisor's most recent Commodity Trading Advisor Disclosure Document, as amended from time to time (the “Disclosure Document”), as filed with the CFTC and the NFA and are aware of the risks inherent in the Program. The Advisor shall promptly furnish the General Partner with a copy of any updated or revised version of the Disclosure Document, including supplements thereto.

(h) As used in this Agreement, the terms “commodities” and “commodity transactions” shall mean and include, without limitation, all and any futures contracts, forward contracts, swaps, options on futures contracts and physical commodities, spot (cash) commodities, currencies, financial instruments (excluding the cash management activities of the Fund, which may include certificates of deposit, U.S. Treasuries and U.S. Agency securities, commercial paper and any other securities approved by the CFTC for investment of customer funds).

(i) The Advisor may, in its sole discretion, make changes to the Program, from time to time as a result of its ongoing commitment to research and development. Any such change will not be deemed to constitute a material change to the Program and may be made without prior notification to the Fund. Any material change to the Program’s Investment Objective and Investment Policy, each as described in the Disclosure Document, (such change to be determined as material in the Advisor’s reasonable discretion), will only be made upon giving the Fund at least 20 business days’ prior written notice. For the avoidance of doubt, the addition and/or deletion of commodity interests from the Account shall not be deemed a change in the Program’s Investment Objective and Investment Policy and prior written notice to the Fund shall not be required.

(j) The General Partner may override any trading instructions by the Advisor if: (i) the General Partner, in its sole discretion, determines them to be in violation of any trading policy of the Fund (as set forth in the Fund’s limited partnership agreement); (ii) to the extent that the General Partner’s overriding is necessary for the protection of the Fund; (iii) to terminate the commodities trading of the Fund; (iv) to comply with applicable laws or regulations; or (v) as and to the extent necessary, upon the failure of the Advisor to comply with a request to make the necessary amount of funds available to the Fund within five (5) days of such request, to fund distributions or redemptions or to pay the expenses of the Fund; provided that (x) the Fund shall inform the Advisor that it has overridden a trading instruction as soon as reasonable practicable after doing so; and (y) the Fund and the General Partner hereby acknowledge that any such override may reduce the value of such positions relative to the amount that may have been realized if the same had remained subject to the normal course of application of the Program, and that the Advisor shall have no liability for any such reduction in value.

(k) The Advisor may, without prior reference to any other party, arrange, recommend and/or effect transactions in which, or provide services in circumstances where, the Advisor has, directly or indirectly, an interest or a relationship of any description with another party which may involve a potential conflict with the Advisor’s duty to the Fund. The Advisor shall not be liable to account to the Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions and the Advisor’s fees shall not, unless otherwise provided, be abated thereby. Potential conflicting interests or duties may arise because, for example: (i) the Advisor and its directors, officers and employees may invest in certain funds managed by the Advisor, and may trade for their own proprietary accounts; (ii) any of the Advisor’s directors, officers or employees: (A) holds or deals in investments which are held or dealt in on behalf of the Fund; or (B) is a director of, holds or deals in securities of or is otherwise interested in, any company whose securities are held or dealt in on behalf of the Fund; (iii) the Advisor provides discretionary investment management services to other clients and accordingly the Advisor may operate similar trading strategies to the Program for more than one client; (iv) the transaction is in securities issued by a client of the Advisor; (v) the Advisor deals on behalf of the Fund with or through an “Associate” (as defined in the Conduct of Business sourcebook component of the Handbook of Rules and Guidance of the UK Financial Services Authority, as amended and replaced from time to time) (the “FSA Rules”); and (vi) the Advisor may act as agent for the Fund in relation to transactions in which it is also acting as agent for the account of other clients.

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(l) On the basis of information available to the Advisor, the Advisor will categorize the Fund as a Professional Client (as defined by the FSA Rules) and the Fund will benefit from those regulatory protections afforded to that category in the FSA Rules. In consequence the Fund acknowledges that it will not receive the benefit of certain regulatory protections afforded to Retail Clients (as defined by the FSA Rules) including but not limited to:

(i)	imposing requirements as to the form, content and timing of information provided to Retail Clients, including periodic reports and standard-form packed product disclosures;
(ii)	requiring additional information to be obtained from Retail Clients to assess the suitability or appropriateness of certain services provided;
(iii)	requiring Best Execution for Retail Clients to be determined in terms of total consideration, with other factors only being given precedence in limited circumstances;
(iv)	placing certain limitations on the outsourcing of portfolio management to a service provider located in a non-EEA country;
(v)	regulating the handling and recording of complaints by Retail Clients; and
(vi)	conferring rights of access to the United Kingdom Financial Ombudsman Service.

Where the Fund might otherwise be categorized as an Eligible Counterparty, the Advisor's categorization of the Fund as a Professional Client is based on the fact that the Advisor is not permitted to treat clients as Eligible Counterparties in relation to the services provided under this Agreement. The Fund acknowledges that it has the right to request treatment as a Retail Client. The Advisor retains the right to not act as a discretionary investment manager for the Fund in the event that the Fund requests categorization as a Retail Client.

For the purposes of this Agreement, “Best Execution” means, in relation to the Advisor’s execution of a transaction or the placing of an order with other persons for execution that result from the Advisor providing services to the Fund, the best possible result for the Fund in accordance with the Advisor’s execution policy for complying with the Advisor’s obligation to obtain Best Execution (the information on which is set out in the document entitled "Information on the Advisor's Execution Policy" and which has been disclosed to the Fund at Schedule 1 hereto, as amended from time to time, which amendments may be delivered via the Advisor's website as set forth in Section 8(d) (the "Execution Policy")).

(m) The Advisor will continue to provide the Fund with statements and other information about transactions on the basis set out in the Agreement. The Advisor will not provide information about executed transactions on a transaction by transaction basis.

2.	Compensation

(a) The Fund will pay the Advisor as follows:

(i) For the period May 1, 2012 to August 31, 2012, a monthly management fee of 0.125% of the Account's Net Assets (as defined in §2(b) below) at the end of the month (1.5% annually), provided, however, that if net subscriptions are made or net capital is added such that the Account’s Net Assets when measured at the end of any month and when aggregated with the Net Assets of Futures Portfolio Fund, L.P. allocated to the Advisor as well as the Net Assets of any other account controlled by Steben & Company for which the Advisor trades in accordance with the Program, equal or exceed $250 million, then the monthly management fee for each such month shall equal 0.08333% (1.0% annually); and

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(ii) Beginning September 1, 2012 and continuing thereafter, a management fee on the Account's Net Assets (as defined in §2(b) below), calculated and crystallized weekly (although, for administrative ease only, payable in the aggregate at the end of each month), equal to 0.02885% (1.50% annually), provided, however, that if net subscriptions are made or net capital is added such that the Account’s Net Assets when measured at the end of any month and when aggregated with the Net Assets of Futures Portfolio Fund, L.P. allocated to the Advisor as well as the Net Assets of any other account controlled by Steben & Company for which the Advisor trades in accordance with the Program, equal or exceed $250 million, then the weekly management fee shall equal 0.01923% (1.0% annually) for each such month; and

(iii) a quarterly incentive fee of 20% of any Trading Profits (as defined in Section2(c) below), generated by the Advisor in the Account during the quarter;

For the avoidance of doubt, investment performance from May 1, 2012 shall not have any effect on the level of management fees paid by the Fund. For example, if positive investment performance causes the aggregate Net Assets to equal or exceed $250 million at any month-end then the management fee shall remain at the previously employed rate for each such month. Equally, if negative investment performance causes the aggregate Net Assets to fall below $250 million at any month-end (should $250 million be achieved further to net subscriptions or net capital additions in the future), then the management fee shall remain at the previously employed rate for each such month.

Payment shall be made within 20 days after the month-end for management fees and quarter-end for incentive fees after an invoice has been provided to the Fund by the Advisor.

If this Agreement is terminated on a date other than the last day of a week or month, as appropriate, the management fee described above shall be determined as if such date were the end of the week (or month). If this Agreement is terminated on a date other than the last day of a quarter, the incentive fee described above shall be determined as if such date were the end of a quarter.

(b) "Net Assets" are the amount of assets deposited in the Account maintained by the Fund with the FCM plus any notional funds which may be allocated to the Advisor, as increased or decreased by any commodity trading gains or losses (realized and unrealized) in the Account(s) during the week or month, as appropriate, and decreased by any accrued but unpaid management or incentive fees.

(c) "Trading Profits" are the sum of: (i) the net of all realized profits and losses on commodity positions liquidated in the Account during the quarter, plus (ii) the net of all unrealized profits and losses net of accrued brokerage commissions on Account commodity positions open as of the quarter-end; minus: (iii) the net of all unrealized profits and losses on Account commodity positions open at the end of the previous quarter-end, and (iv) any cumulative net realized losses (which shall not include incentive fee expenses) from the Advisor's trading of the Account carried forward from all previous quarters since the last quarter for which an incentive fee was payable to the Advisor, and (v) any management fees paid or accrued to the Advisor. Trading Profits will be calculated solely on the basis of Fund assets allocated to the Advisor. Trading Profits shall not include interest income earned in the Account. Trading Profits shall be calculated on the basis of assets allocated to the Trading Advisor. In determining “Trading Profits,” any trading losses generated by the Advisor for the Account in prior periods are carried forward, so that the incentive fee is paid only if and to the extent the profits generated by the Advisor for the period exceed any losses (excluding losses relating to redeemed Units, as defined in Section 11(c) of this Agreement) from prior periods. The loss carry-forward is proportionally reduced if and to the extent the Fund reduces the amount of assets allocated to the Advisor during a period that a loss carry-forward exists.

(d) With regard to the carry-forward loss referred to in Section2(c)(iv), if the Fund withdraws funds from the Account during a period (whether by reason of redemptions, distributions, or reallocations of assets) when there is such a carry-forward loss, the loss shall be reduced, at the time of the withdrawal, by the percentage obtained by dividing the amount of the withdrawal by the Account's Net Assets immediately before the withdrawal.

(e) If any payment of incentive fees is made to the Advisor and the Advisor thereafter fails to earn Trading Profits or experiences losses for any subsequent incentive fee period, the Advisor shall be entitled to retain such amounts of incentive fees previously paid to the Advisor in respect of such Trading Profits.

3. Trading Level and Cash Management

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(a) The Advisor shall trade the Account according to the Program (at its standard annualized volatility) at the initial trading level advised by the Fund or the General Partner by email to subscriptions@aspectcapital.com on or around the date of this Agreement. Thereafter, the Fund or General Partner may, upon 1 business days notice (or such shorter period as the Advisor may agree) by email to subscriptions@aspectcapital.com, request an increase or decrease in the trading level (e.g. to reflect a subscription to or redemption from the Fund or a change in the gearing/targeted volatility of the Fund). Upon receipt of such notice, the Advisor shall take all steps reasonably necessary to implement the revised requested trading level including, where a decrease is requested, using best endeavours to liquidate positions having consideration for prevailing market conditions. In the absence of any request to revise the trading level, the trading level shall remain the same, save for adjustments at each month-end to reflect positive or negative performance.

(b) The General Partner, on behalf of the Fund, and not the Advisor, shall manage the non-commodity transactions of the Fund, such as the purchase of U.S. Treasury bills and other fixed income securities. For the avoidance of doubt, the Advisor shall not provide any cash management services in relation to the Account, including the sweeping of currency balances to the base currency of the Account or the hedging of the Account's currency exposures save that when FX forward contracts are rolled each month, the Advisor will provide reasonable assistance to the FCM to enable the FCM to convert all currency balances into the base currency of the Account.

4.	Discretionary Trading and Funds Transfer Authorization

The Fund hereby authorizes the Advisor to place orders, in the Advisor's discretion, for the execution of commodity transactions for the Account. The Fund constitutes and appoints the Advisor as its attorney-in-fact for such purpose, with full authority to act on the Fund's behalf (except that the Advisor shall not have any authority to withdraw any funds, securities or other property from the Account). Upon the Advisor's request, the General Partner shall deliver to the Advisor, and renew when necessary, a Commodity Trading Authorization form to the above effect.

5.	Account Statements; Errors

(a) The Advisor shall notify the Fund as soon as reasonably practicable after the Advisor becoming aware of any single human error in the transmission of an order for the Account that directly results in a loss to the Account equal to or greater than 50 basis points (0.5%) of the notional trading level of the Account (“Material Loss”), such Material Loss being determined by the Advisor, acting reasonably and in good faith, in accordance with the Advisor’s allocation policy (a “Material Trading Error”). In such circumstances, the Advisor shall provide the Fund with all information that may be reasonably required by the Fund in order to determine the nature and circumstances of the Material Trading Error, and the Advisor shall agree with the Fund as soon as reasonably practicable the appropriate action (if any) to take.

(b) Subject to the following, all risks relating to transactions on behalf of the Account (including any trading or system error) shall be borne by the Fund as principal and, accordingly, all gains or losses accruing on the Account shall belong to or be borne by the Fund. However, the Advisor shall assume financial responsibility for each Material Trading Error to the extent that such Material Trading Error arises as a direct result of the negligence of the Advisor.

6.	Advisor's Representations

The Advisor represents that:

(a) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Advisor, and when duly executed and delivered by the Fund and the General Partner, will be a valid and binding contract of the Advisor enforceable in accordance with its terms.

(b) The Disclosure Document is, in all material respects, accurate and complete as of the date of this Agreement.

(c) The Advisor (i) agrees to act as a commodity trading advisor to the Fund, and specifically, to exercise discretion with respect to the assets of the Fund allocated to it upon the terms and conditions set forth in this Agreement and (ii) shall have sole authority and responsibility for directing the investment and reinvestment of the assets directly allocated to it in commodities for the term of this Agreement.

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(d) Subject to reasonable assurances of confidentiality by the General Partner and the Fund, provide the General Partner, within 30 calendar days of a request by the General Partner, with information comparing the performance of the Fund’s account and the performance of the Aspect Diversified Fund over a specified period of time. In providing such information, the Advisor may take such steps as are necessary to assure the confidentiality of the Advisor’s clients’ identities. The Advisor shall, upon the General Partner’s request, consult with the General Partner concerning any discrepancies between the performance of such other accounts and the Account. The General Partner acknowledges that different trading programs, strategies or implementation methods may be utilized for different accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts which have different portfolios or different fiscal years and that such differences may cause divergent trading results.

7.	General Partner’s and Fund's Representations and Covenants

The General Partner and the Fund represent that:

(a)	This Agreement has been duly and validly authorized, executed and delivered and is a valid and binding contract of the General Partner and the Fund enforceable in accordance with its terms.

(b)	The Fund is duly formed and validly existing as a limited partnership, with full power to carry out its obligations under this Agreement and its operative documents.

(d)	The prospectus pursuant to which the Fund's interests are and will be offered, as amended and supplemented from time to time, (collectively, the "Prospectus") will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or omit to state any material information required to be disclosed therein under the Commodity Exchange Act of 1936, as amended (the "CEA"), the Securities Act of 1933, as amended (the "1933 Act"), and the rules promulgated thereunder; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the General Partner by the Advisor, including, without limitation, all references to the Advisor and its affiliates (as defined in Section8(h) below), controlling persons, shareholders, partners, directors, officers and employees, as well as to such Advisor's trading approach and performance history.

(e)	The General Partner is duly formed and validly existing as a Maryland corporation with full power and authority to carry out its obligations under this Agreement and is registered with the Commodity Futures Trading Commission (“CFTC”), as a commodity pool operator and is a member of the National Futures Association “(NFA”).

(f)	The Fund is a "qualified eligible person" as that term is defined in CFTC Regulation 4.7 and consents to being treated as "exempt" for the purposes of CFTC Regulation 4.7.

(g)	The Fund is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the CEA).

(h)	The Fund will make to the Fund's investors (the "Members") all disclosures necessary with respect to the retention of the Advisor to manage the Account to comply with the CEA, the CFTC's regulations thereunder, the rules and regulations of the NFA and the applicable state and federal securities laws and regulations.

(i)	There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Fund or the General Partner, threatened against the Fund and/or the General Partner, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrument or any self-regulatory organization or any commodity exchange.

(j)	The Advisor, either alone or in conjunction with its affiliates, is not an organizer or promoter of the Fund.
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(k)	The Fund is not entering into this Agreement as a consequence of any advice given to it by the Advisor.

(l)	The Fund is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(m)	Neither the General Partner nor the Fund shall: (A) bring the operations of the Fund into the United Kingdom; (B) change the Fund’s domicile to the United Kingdom; or (C) move the General Partner’s domicile to the United Kingdom for VAT purposes.

(n)	The Fund is not a "benefit plan investor" (as defined below) and the Fund agrees to notify the Advisor immediately if the Fund becomes a benefit plan investor. As used herein, "benefit plan investor" means (1) any "employee benefit plan" as defined in, and subject to the fiduciary responsibility provisions of, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (2) any "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and (3) any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold "plan assets" of any such employee benefit plan or plan due to investments made in such entity by already described benefit plan investors (as determined under Section 3(42) of ERISA).

(o)	The Fund will maintain in place, and act in compliance with, agreements with the FCM(s) that are sufficient (including as to trading and credit limits) so as to enable the Advisor to: (1) apply the Program in relation to the Account in accordance with the designated trading level (as adjusted from time to time); and (2) provide any other services to the Fund contemplated under this Agreement. The Fund will promptly notify the Advisor if any such agreement is terminated or is amended so as to prevent the Advisor in any way from providing the services under this Agreement to the Fund.

(p)	The Fund and the General Partner each has in place all regulatory approvals, licences and/or exemptions as may be necessary in order for it to enter into and perform its obligations under this Agreement.

(q)	The offer and sale of Fund interests will be conducted in accordance with all applicable federal and state laws and regulations.

(r)	The General Partner will be responsible for compliance with the USA Patriot Act and related anti money laundering regulations with respect to the Fund and its limited partners (investors).

(s)	The above representations and warranties shall be continuing during the term of this Agreement and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner will promptly notify the Advisor.

8.	Execution Policy

(a) When executing transactions or placing orders with other persons for execution that result from the Advisor providing the services on behalf of the Fund, the Advisor shall take all reasonable steps to obtain Best Execution (in such manner as that obligation may be satisfied under the FSA Rules) and shall act in good faith and with due diligence in its choice and use of any counterparties.

(b) The Fund consents to the Execution Policy and to the Advisor effecting transactions on the Fund’s behalf outside a regulated market or multilateral trading facility (as such terms are defined in the FSA Rules).

(c) The Fund and the General Partner acknowledge that if the Fund or the General Partner give the Advisor a specific instruction in relation to the execution of an order, this may prevent the Advisor from taking the steps that the Advisor has designed and implemented in the Execution Policy to obtain the best possible result for the execution of that order or in respect of the elements covered by that instruction. The Advisor may in its absolute discretion choose whether to follow any such instruction from the Fund or the General Partner. In the event that the Advisor does choose to follow the Fund or the General Partner’s instruction, the Advisor will discharge its execution obligations in relation to the order or the specific aspect of the order to which the Fund or the General Partner’s instruction relates.

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(d) The Advisor shall ensure that the Fund has access to and/or is notified by email of amendments to the Execution Policy that are material in the context of this Agreement, no less than 21 days before those amendments take effect. In this respect, the Fund represents that it has regular access to the internet and has provided the Advisor with a suitable email address and consents to the Advisor providing the Fund with information including, without limitation, information concerning amendments to the Execution Policy and information about the nature and risks of investments by posting such information on the Advisor's website at www.aspectcapital.com (or such other website as the Advisor may from time to time notify to the Fund). Upon any such email notification, the Fund will be deemed to have consented to any such material change.

9.	Marketing and Other Related Matters

(a) The General Partner shall be responsible for the preparation and distribution of the marketing and due diligence material for the Fund and the Advisor shall provide the General Partner with reasonable assistance with regards to the preparation of such portion of the marketing material designed for the Fund that is related to the Advisor.

(b) The General Partner shall ensure that all disclosures or references with regard to the Advisor in all marketing and due diligence material (including the Prospectus) are based solely upon and are in conformity with information furnished by the Advisor for inclusion in such marketing and due diligence material.

10.	Exculpation; Indemnification

(a) Exculpation of the Advisor by the Fund. Except as otherwise set forth herein, the Advisor shall not be liable to the Fund, its Affiliates, successors or permitted assigns for any loss, claim, damage, charge or liability to which they may become subject except by reason of its acts or omissions taken or omitted due to willful misconduct or gross negligence or for not having acted in good faith in the reasonable belief that its actions were taken in the best interests of the Fund. The foregoing sentence is intended to limit the liability of the Advisor, and nothing therein shall expressly or impliedly create any liability, duty or responsibility on the part of any person.

(b) Exculpation of the Advisor by the General Partner. Except as otherwise set forth herein, the Advisor shall not be liable to the General Partner, its Affiliates, successors or permitted assigns for any loss, claim, damage, charge or liability to which they may become subject except by reason of its acts or omissions taken or omitted due to willful misconduct or gross negligence or for not having acted in good faith in the reasonable belief that its actions were taken, or not opposed to, in the best interests of the Fund. The foregoing sentence is intended to limit the liability of the Advisor, and nothing therein shall expressly or impliedly create any liability, duty or responsibility on the part of any person.

(c) Indemnification By the Advisor. The Advisor agrees to indemnify and hold harmless each of the Fund and the General Partner and each Affiliate thereof against any loss, claim, damage, charge or liability to which they (or such Affiliate) may become subject to under the 1933 Act, the CEA or otherwise, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon (i) any misrepresentation or breach of any warranty, covenant or agreement of the Advisor contained in this Agreement or (ii) any untrue statement of any material fact contained in the Prospectus, or arises out of or is based upon the omission to state in the Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading (in each case under this clause (ii) to the extent, but only to the extent, that such untrue statement or omission was regarding the Advisor and made in reliance upon and in conformity with information furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA.

(d) Indemnification By the Fund. The Fund agrees to indemnify and hold harmless the Advisor and each of its Affiliates against any loss, claim, damage, charge, or liability to which the Advisor or its Affiliates may become subject, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon: (i) any misrepresentation or breach of any warranty, covenant or agreement of the Fund contained in this Agreement; (ii) any untrue statement of any material fact contained in the Prospectus, or arises out of or is based upon the omission to state in the Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding in each case under this clause (ii) any untrue statement or omission made in reliance upon and in conformity with information regarding the Advisor that was furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA; (iii) the management of the Account by the Advisor or the fact that the Advisor acted as a commodity trading advisor of the Fund if the Advisor acted in good faith and in a manner which it reasonably believed to be in the best interests of the Fund and provided that the Advisor's conduct does not constitute gross negligence or willful misconduct; (iv) any acts or omissions of the Fund; or (v) any act or omission with respect to the Fund of any other commodity trading advisor of the Fund.

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(e) Indemnification By the General Partner. The General Partner agrees to indemnify and hold harmless the Advisor and each of its Affiliates against any loss, claim, damage, charge, or liability to which the Advisor or its Affiliates may become subject, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon: (i) any misrepresentation or breach of any warranty, covenant or agreement of the Fund or the General Partner contained in this Agreement; (ii) any untrue statement of any material fact contained in the Prospectus, or arises out of or is based upon the omission to state in the Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding in each case under this clause (ii) any untrue statement or omission made in reliance upon and in conformity with information regarding the Advisor that was furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA; (iii) the management of the Account by the Advisor or the fact that the Advisor acted as a commodity trading advisor of the Fund if the Advisor acted in good faith and in a manner which it reasonably believed to be in, or not opposed to, the best interests of the Fund and provided that the Advisor's conduct does not constitute gross negligence or willful misconduct; (iv) any acts or omissions of the Fund or the General Partner; or (v) any act or omission with respect to the Fund of any other commodity trading advisor of the Fund.

(f) Limitations. None of the indemnifications contained in this Section shall be applicable to default judgments, confessions of judgment or settlements entered into by any indemnified party claiming indemnification without the prior consent of the indemnifying party.

(g) Notice and Defense of Claims. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, that party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section. In case any such action is sought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, but shall continue to be liable to the indemnified party in all other respect as heretofore set forth in this Section.

(h) Retention of Separate Counsel. If the indemnified party reasonably determines that its interest is or may be adverse to the indemnifying party's or that there may be a legal defense available to the indemnified party that is different from, in addition to or inconsistent with a defense available to the indemnifying party, the indemnified party may retain its own counsel and shall be indemnified by the indemnifying party for any expenses reasonably incurred in investigating or defending the action.

(i) Advances. Expenses incurred by an indemnified party in defending a threatened or asserted claim or a threatened or pending action shall be paid by the indemnifying party in advance of final disposition or settlement of such matter, if and to the extent that the person on whose behalf such expenses are paid shall agree to reimburse the indemnifying party in the event indemnification is not permitted under this Section upon final disposition or settlement.

(j) Survival. The provisions of this Section shall survive the termination or expiration of this Agreement.

(k) “Affiliate” means general partner, officer, director, employee, or shareholder, and any general partner, officer, director, employee or shareholder of such shareholder.

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11.	Term

(a) Term and Renewal. This Agreement shall continue in effect for a period of one year following the date first written above. Thereafter, this Agreement shall be renewed automatically for additional one-year terms unless either the Fund or the Advisor, upon one week's written notice given prior to the original termination date or any extended termination date, shall notify the other party of its intention not to renew.

(b) Termination. Notwithstanding Section 11(a) hereof, this Agreement shall terminate:

(i) upon written notice by any party to this Agreement to the other of a material breach by the receiving party of any representation, warranty, covenant or agreement set forth in this Agreement, and such material breach has not been remedied within thirty (30) days of such notice;

(ii) upon written notice by any party to this Agreement to the other that it has determined, in good faith, that such termination is required for legal, regulatory, reputational or fiduciary reasons;

(iii) upon written notice by any party to this Agreement to the other that the Fund is to be wound up or dissolved; or

(iv) upon sixty (60) days’ prior written notice by any party to this Agreement to the other.

(c) Termination of the Fund. The General Partner may terminate the offering of limited partnership interests (“Units”), of the Fund in any jurisdiction, or may determine to terminate the Fund itself, at any time. Upon termination of the Fund, this Agreement may be terminated by the Fund upon seven (7) days prior written notice to the Advisor and, if this Agreement is so terminated, neither the Fund nor any of its officers, directors, agents or employees shall thereafter have any further obligation to the Advisor under this Agreement except to the extent that there may be advisory fees due to the Advisor prior to any such termination, duties of confidentiality and except for the requirements of the indemnification provisions set forth in Section 10 of this Agreement, and neither Advisor, nor any of Advisor’s directors, agents or employees, shall thereafter have any further obligation to the Fund, the General Partner or its officers under this Agreement.

(d) The Fund and the General Partner hereby acknowledge that any such liquidation of positions in the circumstances contemplated in this Section 11 or further to Section 3 may reduce the value of such positions relative to the amount that may have been realized if the same had remained subject to the normal course of application of the Program, and that the Advisor shall have no liability for any such reduction in value.

12.	Arbitration

The parties agree that all controversies which may arise in connection with any transaction contemplated by this Agreement or the construction, performance or breach of this Agreement or any other agreement between the parties hereto, whether entered into prior, on or subsequent to the effective date of this Agreement, shall be determined by arbitration, and in accordance with the rules then obtaining of the NFA, or if no such rules are then in effect, then the rules then obtaining of the Chicago Board of Trade; provided, however, that (a) the arbitrator(s) shall be experienced in the matters to be under dispute, (b) the authority of the arbitrator(s) shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein, and (c) the arbitrator(s) shall state the reasons for the award in a written opinion. The award of the arbitrator(s), or a majority of them, shall be final, and judgment upon the award may be confirmed and entered in any court, state or federal, having jurisdiction. Such arbitration shall be held in the State of New York.

13.	Confidentiality

(a) The Fund, the General Partner and their employees or agents acknowledge that all details relating (but not limited) to the Program, the Advisor’s trading programs generally, its systems, methodologies, trading techniques, research, strategies, models and other commercial information (including, for the avoidance of doubt, commodity interest trading advice provided by the Advisor and the terms of this Agreement) (the “Aspect Confidential Information”) are proprietary in nature and strictly confidential and the Fund and the General Partner acknowledge its proprietary nature and agree to keep all such Aspect Confidential Information secret and strictly confidential in accordance with Section 13(b). Any commodity trading advice shall not be disseminated in whole or in part, directly or indirectly, to any of the Fund’s limited partners, brokers, brokers' customers, employees, agents, officers, directors or any others, except as necessary to conduct the business of the Fund or except as required by any applicable law or regulation. Nothing contained in this Agreement shall require the Advisor to disclose any details relating to the Aspect Confidential Information.

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(b) Each party shall treat as strictly confidential all confidential information received or obtained from the other party as a result of entering into or performing this Agreement (including the Aspect Confidential Information) (the “Confidential Information”) save that each party may disclose Confidential Information:

1.	to the extent required by applicable law;
2.	to the extent required by any securities exchange or regulatory or governmental body to which that party is subject;
3.	to its employees who reasonably need to know such information to perform their duties;
4.	to its professional advisers provided that such persons are bound by a duty of confidentiality substantially the same as that of the disclosing party under this Agreement in respect of the Confidential Information disclosed;
5.	where the Confidential Information has come into the public domain through no fault of the disclosing party; or
6.	where the other party has given prior written approval to the disclosure of the Confidential Information;

PROVIDED THAT any Confidential Information disclosed pursuant to Sections 13(b)(1) or 13(b)(2) shall be disclosed only after a notice has been given to the other party, unless it is not reasonably practicable to do so in the circumstances.

(c) The Fund and the General Partner agree that because of the proprietary nature of the information described in Section 13(a), damages may not be an adequate remedy for any breach of the obligations of the Fund or the General Partner under this Section 13 and therefore agrees that the Advisor will be entitled to seek specific performance and any other form of equitable or interim remedies to protect its interests and enforce the obligations of the Fund and/or the General Partner under this Section 13.

(d) The Fund and the General Partner agree that they shall not copy, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of the Aspect Confidential Information other than as specifically envisaged by the terms of this Agreement.

(e) The obligations in this Section 13 to keep any such data strictly confidential shall continue to apply after the expiry or termination of this Agreement, howsoever terminated.

14.	Miscellaneous

(a) Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought. This Agreement amends and restates, in its entirety, all previous investment management agreements relating to the Fund between the parties hereto, including the Initial, First and Second Amended Advisory Agreements. Notwithstanding anything to the contrary in this Agreement, whether express or implicit, the parties to this Agreement agree that to the extent that any information is to be provided to the Fund in relation to the FSA Rules, including without limitation, the Execution Policy or the Advisor's written conflicts of interest policy, then such information is solely in relation to the obligations on the Advisor as an FSA regulated firm subject to Markets in Financial Instruments Directive 2004/39/EC (“MiFID”) and shall not form any contractual obligations on the Advisor.

(b) Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(c) Amendment; Waiver. This Agreement may not be amended except by the written consent of the parties. No waiver of any provision of this Agreement may be implied from any course of dealing between the parties or from any failure by a party to assert its rights under this Agreement on any occasion or series of occasions.

(d) Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any law, ruling, rule or regulation, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected thereby.

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(e) Notices. All notices required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or, when given by registered or certified mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the party entitled to notice shall designate):

If to the Fund and the General Partner:	Steben & Company, Inc. 2099 Gaither Road, Suite 200 Rockville, Maryland 20850, United States Attention: President

If to the Advisor:	At the address on page one

(f) Survival. Any provisions of this Agreement which are required to give effect to any termination of this Agreement or its consequences shall survive the termination of this Agreement.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with New York law (excluding the law thereof which requires the application of, or reference to, the law of any other jurisdiction).

(h) Agreement Not Exclusive. The services provided by the Advisor hereunder are not to be deemed exclusive. The Fund and General Partner acknowledge that, subject to the terms of this Agreement, the Advisor may render advisory, consulting and management services to other clients for which it may charge fees similar or different from those charged to the Fund. The Advisor shall be free to advise others and manage other accounts during the term of this Agreement and to use the same or different information, computer programs and trading strategies which it obtains, produces or utilizes in the performance of services for the Fund.

(i) Independent Contractor. This Agreement is not a contract of employment, and nothing contained herein shall be construed to create an exclusive relationship or the relationship of employer or agent and principal or a joint venture or Fund between the parties hereto, except as otherwise expressly set forth herein. Each of the Fund, the General Partner and the Advisor is an independent contractor and shall be free to exercise its judgment and discretion with regard to the conduct of its business except as otherwise limited herein.

(j) Dealing Arrangements. The Advisor does not enter into Dealing Arrangements (being arrangements in accordance with the FSA Rules for the receipt of goods or services that relate to the execution of trades or the provision of research, under which the Advisor executes customer orders in any of the designated investments specified in the FSA Rules). Certain brokers or third parties may introduce clients to the Advisor without being separately remunerated for such services to the extent that is permitted under the FSA Rules. The Advisor has identified the potential conflicts of interest that may arise as a result of such arrangements in its conflicts of interest policy so as to ensure as far as possible that such arrangements shall not impair compliance with the Advisor's duty to act in the best interests of the Fund. Further information on such arrangements shall be disclosed to the Fund on request.

(k) Complaints. The Advisor has in operation a written procedure in accordance with the FSA Rules for the effective consideration and proper handling of complaints from customers. All formal complaints should in the first instance be made in writing to the Compliance Officer of the Advisor at the address stated in this Agreement. The Fund, as a Professional Client, has no right of complaints to the Financial Ombudsman Service in respect of any act or omission of the Advisor which is or is alleged to be in breach of the FSA Rules.

(l) Financial Services Compensation Scheme. FSA-regulated business conducted by the Advisor pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Fund is an "eligible claimant" (as defined in the FSA Handbook). The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FSA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of a firm's insolvency). Most types of designated investment business are covered for 100 per cent of the sum owed, to a maximum compensation of £50,000 per eligible claimant. The Fund may be an eligible claimant (as defined by the FSA Handbook) in relation to compensation. Accordingly, depending on the specific circumstances of each case, the Fund may have a right to make a claim for compensation under the Financial Services Compensation Scheme in respect of an inability of the Advisor to satisfy a claim made against it by the Fund.

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(m) Information about Executed Transactions. The Fund acknowledges and agrees that: (1) the FCM(s) are responsible for providing the Fund with information about executed transactions on the instructions of the Advisor; and (2) the Advisor shall not be required to provide the Fund with any confirmations, reports, statements, valuations or other information (including position and trade information) regarding the Account or transactions conducted by the Advisor on behalf of the Fund other than those which the Advisor and the Fund expressly agree should be provided and other than a periodic statement which the Advisor shall, in accordance with the FSA Rules, provide to the Fund (or shall procure that such a statement is provided to the Fund) at least once in every calendar year, the contents of any such periodic statement to be at the discretion of the Advisor.

(n) Investment Objectives. The Fund confirms that, save as set out in the Investment Objective and the Investment Policy, its investment objectives with respect to the Account do not include any limits or restrictions on the length of time for which it wishes to hold any particular investment, any preference regarding risk taking, any particular risk profile or any particular purpose for its investment activities.

(o) Counterparts. This Agreement may be executed in one or more counterparts, including via facsimile, all of which together shall constitute one original Agreement. Signatures of representatives of the parties as received by facsimile machine shall constitute “original” signatures. Any reproduction of this Agreement by reliable means will be considered an original of this contract.

(p) Headings. Headings to sections and subsections in this Agreement are for the convenience of the parties and are not a part of or affect the meaning of this Agreement.

PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS COMMENT UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF this Agreement has been executed for and on behalf of the undersigned as of the date first above written.

Seneca Global Fund, L.P.	Aspect Capital Limited
____________________________________ Name: Title: Date: Steben & Company, Inc. ____________________________________ . Name: Title: Date:	__________________________________ Name: Title: Date:

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SCHEDULE 1

ASPECT CAPITAL LIMITED (ASPECT)

INFORMATION ON ASPECT’S EXECUTION POLICY FOR PROFESSIONAL CLIENTS

THE INFORMATION SET OUT BELOW HAS BEEN PROVIDED FOR INFORMATION ONLY. IT DOES NOT FORM PART OF ANY AGREEMENT WITH YOU AND IS NOT INTENDED TO BE CONTRACTUALLY BINDING

Scope and application of the Execution Policy

The requirement to provide our clients with the information set out below on Aspect's Execution Policy results from the implementation of the Markets in Financial Instruments Directive, 2004/39/EC (MiFID) in the Conduct of Business Sourcebook (COBS) of the Financial Services Authority's Handbook.

Aspect has established and implemented an Execution Policy, which is designed to allow Aspect to take all reasonable steps to obtain the best possible result for the execution of orders for your account. This means that we have in place a policy and procedures that are designed to obtain the best possible result for the execution of your orders, subject to and taking into account the nature of your orders and the nature of the markets and products concerned.

Best execution obligation

Under COBS, Aspect is obliged to take all reasonable steps to obtain the best possible result for its clients when we execute, or place or transmit, orders with other entities for execution in respect of Financial Instruments (as defined in the Financial Services Authority's Handbook), taking into account price, costs, speed, likelihood of execution and settlement, size, nature, type and characteristics of financial instruments, characteristics of the execution venues, investment objectives, policies and risks specific to the client(s) concerned (as set out in the relevant offering and/or constitutional document(s)) and other relevant considerations.

Where Aspect executes an order through direct market access, it will do so having regard to the factors referred to above.

Our commitment to provide you with "best execution" does not mean that we owe you any fiduciary responsibilities over and above those resulting from our formal contractual relationship.

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